================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 10)

                         ------------------------------

                                 ESG RE LIMITED
                                (Name of Issuer)

COMMON STOCK, $1.00 PAR VALUE PER SHARE                        000G312151
    (Title of class of securities)                           (CUSIP number)


                                 NEIL H. KOFFLER
                               SC FUNDAMENTAL LLC
                              420 LEXINGTON AVENUE
                                   SUITE 2601
                               NEW YORK, NY 10170
                                 (212) 888-9100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                                FEBRUARY 11, 2003
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)

                                    (Page 1)

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

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 2
--------------------------------------------------------------------                 ----------------------------------------------
-------------------------     ---------------------------------------------------------------- ------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE FUND, L.P.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [X]
                                                                                                               (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             WC
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                        431,420
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                           0

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                  431,420

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                      0

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                   431,420
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      3.9%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        PN
-------------------------     -----------------------------------------------------------------------------------------------------





                                       2

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 3
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (a) [X]
                                                                                                                (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                               New York
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                          0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                  431,420*

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                     0

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                             431,420*

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                          431,420*
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                     [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       3.9%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        OO
-------------------------     -----------------------------------------------------------------------------------------------------



* Does not include 116,500 shares beneficially owned by Gary Siegler. Mr.
Siegler has a nonvoting interest in SC Fundamental LLC. SC Fundamental LLC disclaims beneficial ownership of all such shares.



                                       3

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 4
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, LTD.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                              (a) [X]
                                                                                                             (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                    British Virgin Islands
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                          703,280
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                              0

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                     703,280

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                         0

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                      703,280
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                         [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       6.3%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     -----------------------------------------------------------------------------------------------------






                                       4

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 5
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC-BVI PARTNERS
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (a) [X]
                                                                                                                 (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                          [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                                0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                        703,280

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                           0

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                   703,280

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                      703,280
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       6.3%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        PN
-------------------------     -----------------------------------------------------------------------------------------------------






                                       5

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 6
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         PMC - BVI, INC.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a) [X]
                                                                                                               (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Delaware
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                                0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                        703,280

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                           0

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                   703,280

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                      703,280
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       6.3%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     -----------------------------------------------------------------------------------------------------






                                       6

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 7
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, INC.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                               (a) [X]
                                                                                                              (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                         [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                                 0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                         703,280

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                            0

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                    703,280

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                       703,280
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         6.3%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     -----------------------------------------------------------------------------------------------------






                                       7

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 8
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         PETER M. COLLERY
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                   (a) [X]
                                                                                                                  (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO/PF
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                          [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                United States
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                           20,000*+
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      1,154,700+

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                      20,000*

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 1,154,700

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                    1,174,700**
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       10.6%+
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        IN
-------------------------     -----------------------------------------------------------------------------------------------------

* All of such shares are held by Mr. Collery as custodian for his children in the following amounts: (i) Claire Adams Collery: 6,667 shares; (ii) Edward
Arnold Collery: 6,666 shares; and (iii) Elizabeth Adams Collery: 6,667 shares

** Of such amount, 20,000 shares are held by Mr. Collery as custodian for his children as stated immediately above.

+  See Item 5 hereof.



                                       8

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 9
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         NEIL H. KOFFLER
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (a) [X]
                                                                                                                 (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO/PF
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                         [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                               United States
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                               0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                     1,134,700+

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                          0

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                1,134,700

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                   1,134,700
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                      10.2%+
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        IN
-------------------------     -----------------------------------------------------------------------------------------------------


+  See Item 5 hereof.




                                       9

--------------------------------------------------------------------                 ----------------------------------------------
CUSIP No. 000G312151                                                      13D                                           Page 10
--------------------------------------------------------------------                 ----------------------------------------------

-------------------------     -----------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                              S.S. OR I.R.S. IDENTIFICATION NO.                                AND PROFIT SHARING PLAN
                              OF ABOVE PERSON
-------------------------     -----------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                   (a) [X]
                                                                                                                  (b) [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     -----------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             WC/OO
-------------------------     -----------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                         [ ]
-------------------------     -----------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------------------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                          20,000
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
                              -----------------------     -------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                             0

                              -----------------------     -------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                     20,000

                              -----------------------     -------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                        0

-------------------------     -----------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                      20,000
-------------------------     -----------------------------------------------------------------------------------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                       [ ]

-------------------------     -----------------------------------------------------------------------------------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     0.2%
-------------------------     -----------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        EP
-------------------------     -----------------------------------------------------------------------------------------------------




           This  Amendment No. 10  ("Amendment  No. 10") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on August 21, 2000, as amended, by and on behalf of SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental LLC ("SCFLLC"), SC Fundamental Value BVI, LTD. ("BVI Fund"), SC-BVI Partners ("BVI
Partners"), PMC-BVI, Inc. ("PMCBVI"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery"), Neil H. Koffler ("Koffler"), and SC Fundamental LLC Employee Savings and Profit Sharing Plan ("SC Plan") as members of a joint filing group (collectively, the "Reporting Persons") with respect to their ownership of common stock, par value $1.00 per share (the "Common Stock"), of ESG Re Limited (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D, as amended.



ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           Fund has acquired the shares of Common Stock described in Item 5(c) of this Amendment No. 10 for total consideration of $322,815 derived from its working capital.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 10 are incorporated herein by reference. As of the close of business on February 11, 2003, the Reporting Persons beneficially owned (or are deemed, solely for purposes of Rule 13d-3, to beneficially own), directly or indirectly, an aggregate of 1,174,700 shares of Common Stock, representing approximately 10.6% of the Common Stock outstanding on February 11, 2003 (based on 11,113,805 shares of Common Stock outstanding as of December 18, 2002 as reported in the Company's press release dated December 19, 2002). Each of the Reporting Persons, by virtue of Rule 13d-3, may be deemed to own beneficially the number of shares and percentages of Common Stock set forth opposite their names below.

                                              Shares of
Name                                         Common Stock             Percentage
----                                         ------------             ----------

SC Fundamental Value Fund, L.P.                 431,420                 3.9%
SC Fundamental LLC                              431,420                 3.9%
SC Fundamental Value BVI, Ltd.                  703,280                 6.3%
SC Fundamental Value BVI, Inc.                  703,280                 6.3%
SC-BVI Partners                                 703,280                 6.3%
PMC-BVI, Inc.                                   703,280                 6.3%
Peter M. Collery                              1,174,700 (1)            10.6% (2)
Neil H. Koffler                               1,134,700                10.2% (2)
SC Fundamental LLC Employee Savings
and Profit Sharing Plan                          20,000                 0.2%


(1) Includes 20,000 shares of Common Stock held by Collery as custodian for his children.

(2) The Company's By-laws may limit the voting rights of a shareholder to 9.9% of the voting power of the Company.

           (b) The  responses of the  Reporting  Persons to (i) Rows (7) through
(10) of the cover pages of this Amendment No. 10 and (ii) Item 5(a) hereof are incorporated herein by reference. Koffler and Collery, by virtue of their status as members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

           Koffler, by virtue of his status as an executive officer of BVI Inc., and Collery, by virtue of his status as the sole stockholder and an executive officer of BVI Inc., the managing general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

           Collery, by virtue of his status as the sole stockholder, director and executive officer of PMCBVI, a general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with PMCBVI, BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

           Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 20,000 shares of Common Stock of which he is the custodian for his children.

           Collery, by virtue of his status as the trustee for SC Plan, may be deemed to share with SC Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which SC Plan is the direct beneficial owner.


           (c) On February 11, 2003, the Reporting Persons exercised an option, as described in Item 6 of Amendment No. 8 to this Schedule 13D, to acquire 430,420 shares of Common Stock for $0.75 per share. The Reporting Persons effected no other transactions in Common Stock since Amendment No. 9 to this
Schedule 13D.

           (d) Not applicable.

           (e) Not applicable.


             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated: February 14, 2003

                                    SC FUNDAMENTAL VALUE FUND, L.P.

                                    By:    SC Fundamental LLC, as
                                           General Partner

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler, Member



                                    SC FUNDAMENTAL LLC

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler, Member



                                    SC FUNDAMENTAL VALUE BVI, LTD.

                                    By:    SC Fundamental Value BVI, Inc.,
                                           as managing general partner of
                                           investment manager

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler, Vice President



                                    SC-BVI PARTNERS

                                    By:    SC Fundamental Value BVI, Inc.,
                                           as managing general partner

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler, Vice President



                                    PMC-BVI, INC.

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler as Attorney-in-Fact for
                                         Peter M. Collery, President (1)

                                    SC FUNDAMENTAL VALUE BVI, INC.

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler, Vice President



                                         Neil H. Koffler as Attorney-in-Fact for
                                         Peter M. Collery (1)

                                        /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler



                                    SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                                    AND PROFIT SHARING PLAN

                                    By: /s/ Neil H. Koffler
                                       -----------------------------------------
                                         Neil H. Koffler as Attorney-in-Fact for
                                         Peter M. Collery, Trustee (1)






(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Schedule 13D.